UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 5, 2024

KVH Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-28082	05-0420589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
50 Enterprise Center, Middletown, RI 02842
(Address of Principal Executive Offices) (Zip Code)

(401) 847-3327
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
The Nasdaq Stock Market LLC
Common Stock, par value $0.01 per share	KVHI	(NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On December 5, 2024, KVH Industries, Inc. (the “Company”) entered into a purchase and sale agreement (“75 Purchase Agreement”) with Knight Capital LLC (“Knight Capital”) pursuant to which the Company agreed to sell its property located at 75 Enterprise Center, Middletown, Rhode Island, to Knight Capital for a purchase price of $8.5 million. The purchase includes related buildings, improvements and other assets. Consummation of the transaction is subject to customary closing conditions. Under the 75 Purchase Agreement, Knight Capital has a period of six months to obtain specified zoning approvals, with up to three 30-day extensions, as well as a 60-day inspection period, subject to potential extension as set forth in the 75 Purchase Agreement. Knight Capital may terminate the 75 Purchase Agreement at any time before the expiration of the inspection period and may also terminate the 75 Purchase Agreement if the specified zoning approvals are denied before the expiration of the zoning approval period.

Upon consummation of the sale, the Company will remain in possession of the property as a tenant under a triple-net lease having an initial term of six months, which the Company can extend for up to an additional three months. Rent during the initial term is approximately $25,000 per month, which would increase to approximately $44,000 per month during any extension.

In addition, on December 9, 2024, the Company entered into a purchase and sale agreement (“50 Purchase Agreement”) with 50 Enterprise LLC, a subsidiary of Seacorp, Inc., pursuant to which the Company agreed to sell its property located at 50 Enterprise Center, Middletown, Rhode Island, to the purchaser for a purchase price of $4.5 million. The purchase includes related buildings, improvements and other assets. Consummation of the transaction is subject to customary closing conditions. Under the 50 Purchase Agreement, the purchaser has a 90-day inspection period. The purchaser may terminate the 50 Purchase Agreement at any time before the expiration of the inspection period.

Item 8.01    Other Events

On December 9, 2024, the Board of Directors of the Company authorized a share repurchase program pursuant to which the Company may purchase outstanding shares of the Company’s common stock for an aggregate purchase price of up to $10 million.

Under the program, the Company, at management’s discretion, may repurchase shares from time to time through various means, including on the open market, in privately negotiated transactions or block transactions, or through an accelerated repurchase agreement. The Company may elect to make purchases under Rule 10b-18 under the Securities Exchange Act of 1934, as amended, which imposes certain volume limitations, and/or under Rule 10b5-1 under that act, which would permit repurchases to occur during periods when the Company might otherwise be precluded from making purchases under insider trading laws or Company policy. The volume and timing of any such repurchases will depend on a variety of factors, including the availability of shares, price, market conditions, alternative uses of capital, liquidity, general business conditions, satisfaction of debt covenants, and applicable regulatory requirements. The program does not obligate the Company to repurchase any minimum number or dollar amount of shares, and the program may be modified, suspended or terminated at any time without prior notice.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KVH INDUSTRIES, INC.
Date: December 10, 2024	By:	/s/ Anthony F. Pike
Anthony F. Pike
Chief Financial Officer